EXHIBIT 99.1

CONTACT:
Kelly Taylor
Director, Investor Relations
(216) 676-2000

GrafTech Announces Pricing of $300 Million of 6.375% Senior Notes Due 2020
PARMA, Ohio--November 15, 2012--GrafTech International Ltd. (NYSE:GTI) announced today that it has priced its previously announced offering of $300 million aggregate principal amount of unsecured Senior Notes due 2020 (the "Notes"). The Notes will have an interest rate of 6.375% and will be issued at 100% of their face value. The Notes will be unconditionally guaranteed on a senior basis by the Company's existing and future subsidiaries that guarantee certain other indebtedness of the Company or another guarantor. The net proceeds from the offering will be approximately $295 million, after deducting fees and expenses payable by the Company.
The Company intends to use the net proceeds of the offering to repay amounts currently outstanding under its revolving credit facility.
This private offering is being made within the United States only to qualified institutional buyers and outside the United States only to non-U.S. investors under Regulation S of the Securities Act of 1933.
The securities being offered will not be registered under the Securities Act or applicable state securities laws or blue sky laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.
GrafTech International offers innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy and latest generation electronics. GrafTech operates 19 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech employs 3,000 people.
NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about the offering. We have no duty to update these statements.

EXHIBIT 99.1

Actual future events could differ materially, positively or negatively, from these statements due to changes in economic, market or industry conditions, changes in governmental, central bank, tax or other policies, changes in our business and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us.